Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Half 2008 Results

IRVINE, California. – Monday, September 15, 2008 – Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports a net loss of $(31.3) million, or $(0.51) per diluted common share for the six months ended June 30, 2008, as compared to a net loss of $(274.2) million, or $(3.70) per diluted common share for the six months ended June 30, 2007.

Market Conditions

The mortgage market faced continued adversity as the broad repricing of mortgage credit risk continued the severe contraction in market liquidity.  Conditions in the secondary markets (the markets in which we historically sold or securitized mortgage loans), which dramatically worsened during the third quarter of 2007, continue to be depressed as investor concerns over credit quality and a weakening of the United States housing market have remained high. As a result, the capital markets remain very volatile and illiquid and have effectively been unavailable to the Company. The Company believes the existing conditions in the secondary markets are unprecedented and, as such, inherently involve significant risks and uncertainty. These conditions could continue to adversely impact the performance of our long-term investment portfolio. Until bond spreads and credit performance return to more historical levels, it will be impossible for the Company to execute securitizations and loan sales. As a result, in 2007, the Company was forced to discontinue its correspondent, retail, wholesale and commercial mortgage operations as well as the warehouse lending operations, in response to the market conditions.

Normal market trading activity through the second quarter of 2008 was unusually light as uncertainty related to future loss estimates and the lack of liquidity made it difficult for willing buyers and sellers to agree on prices. This condition was particularly acute with respect to securities backed by Alt-A loans where market participants were setting price levels based on widely varied opinions about future loan performance and loan loss severity. While the early credit performance for these securities has been clearly far worse than initial expectations, the ultimate level of realized losses will largely be influenced by events that will likely unfold over the next several years, including the severity of housing price declines and the overall strength of the economy.

Status of Operations and Liquidity

In 2007 and 2008, management has been seriously challenged by the unprecedented turmoil in the mortgage market, including the following: significant increases in delinquencies and foreclosures; significant increases in credit-related losses; decline in originations; tightening of warehouse credit and the virtual elimination of the market for loan securitizations.  As a result, in 2007, the Company discontinued certain operations, and in 2008 resolved and terminated all but one of our reverse repurchase facilities and settled a portion of our outstanding repurchase claims, while also reducing our operating costs and liabilities. Also, in the first quarter of 2008, the Company entered into an agreement with a real estate marketing company, specializing in the marketing and disposition of foreclosed properties to generate advisory fees.   During the three and six months ended June 30, 2008, we earned $4.7 million and $8.5 million, respectively, from this relationship.  The amount of real estate advisory fees we receive from this relationship are based on numerous factors, including real estate market conditions, the level of foreclosure activity, the ability of the marketing company to attract new business, and the Company retaining our CEO and avoiding liquidation.

One of our goals has been to align the costs of our operations to the cash flows from our long-term mortgage portfolio (residual interests in securitizations), master servicing portfolio and real estate advisory fees.  We are currently exploring opportunities to raise capital so that we may accomplish several strategic initiatives, which may include strategic acquisitions, acquiring a special servicing platform and investing in distressed mortgage assets and related securities.  Also, we have intentionally maintained certain personnel to allow us to explore future business opportunities should we be able to raise capital.  As part of our other goals, we intend to 1) reduce or eliminate dividend payments on the Company’s preferred stock, and 2) modify the Company’s trust preferred securities, which may include reducing the interest rate.

On September 11, 2008, the Company finalized an agreement to restructure its reverse repurchase line with its remaining lender.  The balance of this line was $220.2 million at June 30, 2008 not including our $18 million margin account.  The agreement removes all technical defaults from financial covenant noncompliance and any associated margin calls for the term of the agreement.  The agreement calls for certain targets including a reduction in the borrowings balance and advance rate at 18 months and 24 months.  By meeting these targets, the agreement term can extend to 30 months.  For a more detailed discussion of the terms of this new agreement, please see Part II, Item 5, of the Form 10-Q for the period ending June 30, 2008.  Accomplishing the restructuring of this reverse repurchase line allows the Company to manage the remaining loans on the line for the eventual collection, refinance, sale or securitization without the risk of receiving margin calls.

In order to reduce dividend payments on its preferred stock, the Company is considering exchanging the preferred stock for common stock.  In July 2008, our stockholders approved the potential issuance of common shares in excess of 20 percent of our existing common shares.

In July 2008, the Company executed a letter of intent, subject to execution of definitive agreements, to acquire a special servicing platform, whereby the seller will contribute specified balances of loans (mostly distressed) to the platform in order to provide sufficient cash flows to maintain the business during its initial operations.  We believe this special servicing platform, combined with our current and anticipated businesses, will create a fully integrated platform that would be utilized to take advantage of opportunities within the distressed mortgage investment market.

There can be no assurance that we will be successful in accomplishing our objectives outlined above.  In the event that we do not raise capital, we may not be able to make any of the acquisitions or implement the initiatives described above.  In this event, we intend to reduce operating expenses to a level that is supportable by the revenues from the existing long-term mortgage portfolio (residual interests in securitizations), master servicing portfolio and real estate advisory fees.

Fair Value of Financial Instruments

The Company adopted SFAS 157 on January 1, 2008.  SFAS 157 defines fair value, establishes a framework for measuring fair value and outlines a fair value hierarchy based on the inputs to valuation techniques used to measure fair value. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (also referred to as an exit price).

In conjunction with the adoption of SFAS 157, the Company prospectively adopted SFAS 159 as of January 1, 2008. SFAS 159 provides an option on an instrument-by-instrument basis for most financial assets and liabilities to be reported at fair value with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of a financial asset, financial liability, or a firm commitment and it may not be revoked.  Management believes that the adoption of SFAS 159 provides an opportunity to mitigate volatility in reported earnings and provides a better representation of the economics of the trust assets and liabilities.

As a result of deterioration in the real estate market since the second half of 2007, the Company significantly added to its allowance for loan losses during the third and fourth quarters of 2007.  Principally, because of the increase in the allowance for loan losses, the Company reported a stockholders’ deficit as of December 31, 2007. This stockholders’ deficit was created primarily because the Company was required under GAAP to record an allowance for loan losses that reduced securitized mortgage collateral in its consolidated trusts below the balance of the related securitized mortgage borrowings, resulting in a negative investment in certain consolidated trusts, even though the related trust agreements are nonrecourse to the Company.  However, with the adoption of SFAS 159, the Company’s net investment position is unable to go below zero since the related trust liabilities are also recorded at fair value.  Therefore the difference between the fair value of the trust assets and trust liabilities represents the net investment interests (residual interests in securitizations) in the trust at fair value.

Under the SFAS 159 transition provisions, the Company elected to apply fair value accounting to certain financial instruments (certain trust assets, trust liabilities and trust preferred securities) held at January 1, 2008.  Differences between the December 31, 2007 carrying values and the January 1, 2008 fair values were recognized as an adjustment to retained deficit. The adoption of SFAS 159 resulted in a $1.1 billion decrease to retained deficit on January 1, 2008 from $(1.4) billion at December 31, 2007 to $(308.8) million at January 1, 2008.

Financial Condition

	June 30,	December 31,	Increase	%
	2008	2007	(Decrease)	Change
Securitized mortgage collateral	$11,055,382	$16,532,633	$(5,477,251)	(33)%
Assets of discontinued operations	203,320	353,250	(149,930)	(42)
Derivative assets	109	7,497	(7,388)	(99)
Real estate owned (REO)	621,433	400,863	220,570	55
Other assets	83,299	96,829	(13,530)	(14)
Total assets	$11,963,543	$17,391,072	$(5,427,529)	(31)%

Securitized mortgage borrowings	$11,497,132	$17,780,060	$(6,282,928)	(35)%
Liabilities of discontinued operations	253,334	405,341	(152,007)	(38)
Other liabilities	188,569	283,399	(94,830)	(33)
Total liabilities	11,939,035	18,468,800	(6,529,765)	(35)
Total stockholders’ equity (deficit)	24,508	(1,077,728)	1,102,236	102
Total liabilities and stockholders’ equity	$11,963,543	$17,391,072	$(5,427,529)	(31)%

Total assets and liabilities were $12.0 billion and $11.9 billion as of June 30, 2008 as compared to $17.4 billion and $18.5 billion as of December 31, 2007, respectively.  The decreases in total assets and liabilities were primarily the result of the Company electing to adopt SFAS 159 for a significant portion of the Company’s financial instruments.  The adoption of SFAS 159 resulted in the reduction of the carrying basis of certain financial instruments (securitized mortgage collateral and borrowings and trust preferred securities) to fair value at January 1, 2008.  Future changes in the fair value of these and other financial instruments will be recognized in earnings.  Upon adoption, securitized mortgage collateral and securitized mortgage borrowings were reduced by $0.8 billion and $1.9 billion, respectively.  During the first six months, the net change in the fair value of securitized mortgage collateral and securitized mortgage borrowings included in earnings was $(3.2) billion and $3.3 billion, respectively.

Results of Operations

	For the Three Months Ended March 31,
			Increase	%
	2008	2007	(Decrease)	Change
Interest income	$271,955	$304,748	$(32,793)	(11)%
Interest expense	264,606	296,805	(32,199)	(11)
Net interest income	7,349	7,943	(594)	(7)
Provision for loan losses	—	29,132	(29,132)	n/a
Net interest income (expense) after provision for loan losses	7,349	(21,189)	28,538	135
Total non-interest income (expense)	992	(22,603)	23,595	104
Total non-interest expense	6,318	6,353	(35)	(1)
Income tax expense	6,526	3,988	2,538	64
Net loss earnings from continuing operations	(4,503)	(54,133)	49,630	92
Income (loss) from discontinued operations, net	688	(67,535)	68,223	101
Net loss	$(3,815)	$(121,668)	$117,853	97%

Net loss per share - diluted	$(0.10)	$(1.65)	$1.55	94%

	For the Three Months Ended June 30,
			Increase	%
	2008	2007	(Decrease)	Change
Interest income	$407,855	$316,443	$91,412	29%
Interest expense	403,599	308,569	95,030	31
Net interest income (expense)	4,256	7,874	(3,618)	(46)
Provision for loan losses	—	161,163	(161,163)	n/a
Net interest income (expense) after provision for loan losses	4,256	(153,289)	157,545	103
Total non-interest income	(10,748)	70,804	(81,552)	115
Total non-interest expense	7,745	6,071	1,674	28
Income tax expense	2,202	4,969	(2,767)	(56)
Net (loss) earnings from continuing operations	(16,439)	(93,525)	77,086	82
Loss from discontinued operations, net	(11,048)	(59,022)	47,974	81
Net loss	$(27,487)	$(152,547)	$125,060	82%

Net loss per share - diluted	$(0.41)	$(2.05)	$1.64	80%

	For the Six Months Ended June 30,
			Increase	%
	2008	2007	(Decrease)	Change
Interest income	$679,811	$621,191	$58,620	9%
Interest expense	668,206	605,374	62,832	10
Net interest income (expense)	11,605	15,817	(4,212)	(27)
Provision for loan losses	—	190,295	(190,295)	n/a
Net interest income (expense) after provision for loan losses	11,605	(174,478)	186,083	107
Total non-interest income	(9,757)	48,201	(57,958)	120
Total non-interest expense	14,062	12,424	1,638	13
Income tax expense	8,728	8,956	(228)	(3)
Net (loss) earnings from continuing operations	(20,942)	(147,657)	126,715	86
Loss from discontinued operations, net	(10,360)	(126,558)	116,198	92
Net loss	$(31,302)	$(274,215)	$242,913	89%

Net loss per share - diluted	$(0.51)	$(3.70)	$3.19	86%

We earn net interest income primarily from mortgage assets which include securitized mortgage collateral, loans held-for-sale and investment securities available-for-sale, or collectively, “mortgage assets,” and, to a lesser extent, interest income earned on cash and cash equivalents. Interest expense is primarily interest paid on borrowings on mortgage assets, which include securitized mortgage borrowings, reverse repurchase agreements and borrowings secured by investment securities available-for-sale. With the adoption of SFAS 159, net interest income during the quarter represents the effective yield of the net trust assets.  During 2007, net interest income included (1) amortization of acquisition costs on mortgages acquired from the mortgage operations, (2) accretion of loan discounts, which primarily represented the amount allocated to mortgage servicing rights when they are sold to third parties and mortgages are transferred to the long-term investment operations from the mortgage operations and retained for long-term investment, (3) amortization of securitized mortgage securitization expenses and, to a lesser extent, (4) amortization of securitized mortgage bond discounts.

Selected Financial Results for the Six Months Ended June 30, 2008

•                  Net loss of $31.3 million compared to a net loss of $274.2 million for the first six months of 2007.

•                  Net interest income of $11.6 million for the first six months of 2008 primarily from our long-term mortgage investment portfolio as compared to net interest income of $15.8 million for the first six months of 2007

•                  Master servicing fees of $2.9 million for the first six months of 2008 as compared to $3.2 million for the first six months of 2007

•                  Real estate advisory fees of $8.5 million for the first six months of 2008 as compared to zero for the first six months of 2007

Estimated Taxable Income

While the Company has generated significant net operating loss carryforwards in recent periods, we do not expect to generate sufficient taxable income in future periods to be able to realize these tax benefits.  Therefore, we have recognized a full valuation allowance against these net operating loss carryforwards in our consolidated balance sheets.

To maintain our REIT status, we are required to distribute a minimum of 90 percent of our annual taxable income to our stockholders, as well as meet certain asset and income tests set forth in the Internal Revenue Code.  If the Company fails to meet these requirements, or elects to terminate its status as a REIT, we would be subject to federal income taxes at the regular corporate rates.  While the Company has no current plans to terminate its status as a REIT, there can be no assurance that future events or transactions would enable the Company to maintain this status.

First and Second Quarter 2008 Earnings Conference Call

The Company has announced a conference call and live web cast on Tuesday, September 16,  2008 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time). We will discuss results of operations for the first and second quarter 2008 and provide a general update on current trends followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 63718663, or access the web cast via our web site at http://www.impaccompanies.com. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The call will also be archived through September 25, 2008.  To listen to the archived call dial (800) 642-1687 or (706) 645-9291, conference call ID 63718663. The conference call will also be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations/Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

Forward-Looking Statements

Forward-Looking Statements   This report on Form 10-Q contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: the ongoing volatility in the mortgage and mortgage-backed securities industry and our ability to successfully manage through the current market environment; management’s ability to successfully implement future strategies and initiatives; ability to meet liquidity needs from cash flows generated from the long-term mortgage portfolio and master servicing fees; our ability to reduce operating expenses and other outstanding liabilities, such as the trust preferred obligations; our ability to reduce dividend payments on preferred stock; ability to continue to pay dividends on outstanding preferred stock; failure to sell, or achieve expected returns upon sale of, mortgage loans, including non-performing loans, in the secondary market due to market conditions, lack of interest or ineffectual pricing; risks related to the restructuring of the existing reverse repurchase facility, such as completion of definitive agreements, which may be hindered by worsening economic conditions in the mortgage market, and potential difficulties in meeting conditions set forth in the definitive agreement; our ability to meet margin calls to the extent the reverse repurchase line is not restructured; our ability to obtain additional financing and the terms of any financing that we do obtain; our ability to raise additional capital; inability to effectively liquidate properties through auction process or otherwise thereby decreasing advisory fees; increase in loan repurchase requests and ability to adequately settle repurchase obligations; risks related to the acquisition of a special servicing platform, which will involve or require, among other things, continuing due diligence, which could reveal matters not now known that affect our decision to seek to complete the acquisition on different terms than those announced or at all, obtaining necessary approvals and consents, including regulatory approvals related to servicing, which consents and approvals may be delayed or unobtainable, difficulties and delays in obtaining regulatory approvals for the proposed transaction, potential difficulties in meeting conditions set forth in the definitive purchase agreement, and the parties’ timely performance of their respective pre-closing covenants and the satisfaction of other conditions, some of which may be beyond the control of the parties or render the acquisition uneconomical; the Company’s ability to successfully integrate the new servicing platform with its existing services;  our ability to identify and establish or invest in, and successfully manage and grow, businesses that may be outside of the businesses in which we historically have operated; impairments on our mortgage assets; increases in default rates or losses on mortgage loans underlying our mortgage assets; inability to implement strategies effectively to increase cure rates, reduce delinquencies or mitigate losses on mortgage loans; changes in assumptions regarding estimated loan losses or fair value amounts; increase in default rates on our mortgages; changes in yield curve; the ability of our common stock and Series B and C preferred stock to continue trading in an active market; the loss of executive officers and other key management employees; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the adoption of changes of new laws that affect our business or the business of people with whom we do business; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, the other reports we file under the Securities and Exchange Act of 1934, and the additional risk factors set forth below in this quarterly report. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About Impac Mortgage Holdings, Inc.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which through its Long Term Investment Operations is primarily invested in non-conforming Alt A mortgage loans (Alt-A) and to a lesser extent small balance commercial and multi-family loans.  The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impaccompanies.com.     Web site:  www.impaccompanies.com